Exhibit 23.2

Deloitte & Touche LLP 50 South 6th Street Suite 2800 Minneapolis, MN 55402-1538 USA Tel: +1 612 397 4000 Fax: +1 612 397 4450 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2018, relating to the combined financial statements and financial statement schedule of nVent Electric plc (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the basis of presentation of the combined financial statements and referring to the allocation of certain operating expenses), appearing in the Registration Statement on Form 10 of nVent Electric plc (File No. 001-38265).

/s/ DELOITTE & TOUCHE LLP

April 30, 2018